Exhibit 99.1

331 Treble Cove Road North Billerica, MA 01862	800.362.2668 www.lantheus.com

CONTACTS:

Meara Murphy

978-671-8508

Lantheus Holdings, Inc. Reports 2016 First Quarter Financial Results

Lantheus posts first quarter net income of $10.3 million and Adjusted EBITDA of $18.4 million;

First quarter worldwide DEFINITY® revenue increased 22% annually

NORTH BILLERICA, Mass., May 3, 2016 – Lantheus Holdings, Inc. (the “Company”) (NASDAQ: LNTH), parent company of Lantheus Medical Imaging, Inc. (“LMI”), a global leader in the development, manufacture and commercialization of innovative diagnostic imaging agents and products, today reported financial results for its first quarter ended March 31, 2016.

The Company’s worldwide revenue for the first quarter of 2016 totaled $76.5 million, representing an increase of 2% as-reported compared to $74.8 million reported for the first quarter of 2015. Constant currency revenue increased by 3% versus the prior year period. First quarter worldwide revenue results reflect the continued strong performance of DEFINITY® and increased revenues from the nuclear products portfolio driven by recently initiated contracts with key radiopharmacy customers.

Net income for the first quarter of 2016 totaled $10.3 million or $0.34 per diluted share, an improvement of $9.9 million compared to a net income of $0.4 million or $0.02 per diluted share in the first quarter of 2015. The first quarter net income results reflect a gain on the divestiture of the Company’s Canadian radiopharmacy business and a decrease in the amount of interest expense due to debt refinancing in June of 2015.

The Company’s first quarter 2016 Adjusted EBITDA, as defined in the GAAP to non-GAAP reconciliation provided later in this release, was $18.4 million, or 24.0% of reported revenue, compared to $20.6 million, or 27.5% of reported revenue, in the first quarter of 2015. The decrease in Adjusted EBITDA reflects the impact of contracting at lower prices for committed volumes with key radiopharmacy customers.

Mary Anne Heino, President and CEO commented, “We had a strong quarter, exceeding both our first quarter revenue and Adjusted EBITDA guidance. Our robust results were driven by continued excellent performance of DEFINITY in an increasingly competitive market and higher than forecasted sales of our nuclear products.”

Ms. Heino continued, “We are pleased to be raising our annual revenue and Adjusted EBITDA guidance despite the recent entrance into the U.S. market of a competitor to our Xenon product.”

Outlook

The Company is increasing its outlook for worldwide revenue for full year 2016 to a range of $287 million to $292 million. For the second quarter of 2016, the Company expects worldwide revenue in the range of $72 million to $74 million.

The Company is also increasing its outlook for full year 2016 Adjusted EBITDA, as described in the GAAP to non-GAAP reconciliation provided later in this release, to a range of $62 million to $66 million. For the second quarter of 2016, the Company expects Adjusted EBITDA in the range of $14 million to $16 million.

The Company’s guidance for worldwide revenue and Adjusted EBITDA are forward-looking statements. They are subject to various risks and uncertainties that could cause the Company’s actual results to differ materially from the anticipated targets. The anticipated targets are not predictions of the Company’s actual performance. See the cautionary information about forward-looking statements in the “Safe-Harbor Statement” section of this press release.

Internet Posting of Information

The Company routinely posts information that may be important to investors in the “Investor Relations” section of its website at www.lantheus.com. The Company encourages investors and potential investors to consult its website regularly for important information about the Company.

Conference Call and Webcast

As previously announced, the Company will host a conference call starting at 4:30 p.m. (Eastern Time) today. To access the live conference call via telephone, please dial 1-866-498-8390 (U.S. callers) or 1-678-509-7599 (international callers) and provide passcode 88571392. A live audio webcast of the call also will be available on the homepage of the Company’s website at www.lantheus.com.

A replay of the telephone conference call and audio webcast will be available from approximately 8:30 p.m. ET on May 3, 2016 through midnight on May 17, 2016. To access a replay of the conference call, dial 1-855-859-2056 (U.S. callers) or 1-404-537-3406 (international callers), and provide passcode 88571392. A replay of this conference call will also be available in the Investor Relations section of our website located at www.lantheus.com.

The conference call will include a discussion of non-GAAP financial measures. Reference is made to the most directly comparable GAAP financial measures, the reconciliation of the differences between the two financial measures, and the other information included in this press release, our Form 8-K filed with the SEC today, or otherwise available in the Investor Relations section of our website located at www.lantheus.com.

The conference call may include forward-looking statements. See the cautionary information about forward-looking statements in the safe-harbor section of this press release.

About Lantheus Holdings, Inc. and Lantheus Medical Imaging, Inc.

Lantheus Holdings, Inc. is the parent company of LMI, which is a global leader in the development, manufacture and commercialization of innovative diagnostic imaging agents and products. LMI provides a broad portfolio of products, which are primarily used for the diagnosis of cardiovascular diseases. LMI’s key products include the echocardiography contrast agent DEFINITY® Vial for (Perflutren Lipid Microsphere) Injectable Suspension; TechneLite® (Technetium Tc99m Generator), a technetium-based generator that provides the essential medical isotope used in nuclear medicine procedures; and Xenon (Xenon Xe 133 Gas), an inhaled radiopharmaceutical imaging agent used to evaluate pulmonary function and for imaging the lungs. The Company is headquartered in North Billerica, Massachusetts with offices in Puerto Rico, Canada and Australia. For more information, visit www.lantheus.com.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures, such as net sales excluding the impact of foreign currency; operating income, as adjusted; net income, as adjusted; Adjusted EBITDA; net income, as adjusted, per diluted share; Adjusted EBITDA per diluted share; and free cash flow. The Company’s management believes that the presentation of these measures provides useful information to investors. These measures may assist investors in evaluating the Company’s operations, period over period. The measures may exclude such items which may be highly variable, difficult to predict and of a size that could have substantial impact on the Company’s reported results of operations for a period. Management uses these and other non-GAAP measures internally for evaluation of the performance of the business, including the allocation of resources and the evaluation of results relative to employee performance compensation targets. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” as defined under U.S. federal securities laws, including statements about our 2016 outlook. These statements reflect management’s current knowledge, assumptions, beliefs, estimates and expectations and express management’s current view of future performance, results and trends. Forward-looking statements may be identified by their use of terms such as anticipate, believe, confident, could, estimate, expect, intend, may, plan, predict, project, target, will and other similar terms. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to materially differ from those described in the forward-looking statements. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements are discussed in our filings with the Securities and Exchange Commission (including those described in the Risk Factors section in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q).

– Tables Follow –

Lantheus Holdings, Inc. and subsidiaries

Condensed Consolidated Statements of Operations

(dollars in thousands, except share data – unaudited)

	Three Months Ended March 31,
	2016	2015
Revenues	$76,474	$74,823
Cost of goods sold	42,773	39,054

Gross profit	33,701	35,769
Operating expenses
Sales and marketing expenses	9,307	9,072
General and administrative expenses	9,513	9,123
Research and development expenses	3,036	6,196

Total operating expenses	21,856	24,391
Gain on sale of assets	5,828	—

Operating income	17,673	11,378
Interest expense, net	(7,018)	(10,623)
Other income (expense), net	58	(383)

Income before income taxes	10,713	372
Provision (benefit) for income taxes	390	(3)

Net income	$10,323	$375

Net income per common share
Basic and diluted	$0.34	$0.02
Common shares
Basic	30,368,240	18,080,944
Diluted	30,372,691	18,404,393

Lantheus Holdings, Inc. and subsidiaries

Consolidated Revenue Analysis

(dollars in thousands – unaudited)

	Three Months Ended March 31,
	2016	2015	% change
U.S.
DEFINITY	30,793	25,182	22.3%
TechneLite	21,733	18,173	19.6%
Xenon	8,172	13,186	(38.0)%
Other	4,235	4,126	2.6%

Total U.S.	$64,933	$60,667	7.0%

International
DEFINITY	629	484	30.0%
TechneLite	3,103	2,687	15.5%
Xenon	2	8	(75.0)%
Other	7,807	10,977	(28.9)%

Total International	$11,541	$14,156	(18.5)%

Worldwide
DEFINITY	31,422	25,666	22.4%
TechneLite	24,836	20,860	19.1%
Xenon	8,174	13,194	(38.0)%
Other	12,042	15,103	(20.3)%

Total Revenues	$76,474	$74,823	2.2%

Lantheus Holdings, Inc. and subsidiaries

Supplemental Revenue Information

(unaudited)

	March 31, 2016 Quarter to Date Sales Growth/(Decline)
	Domestic As Reported	Int’l Constant Currency	Int’l As Reported	Total Constant Currency	Total As Reported
Products
DEFINITY	22%	43%	30%	23%	22%
TechneLite	20%	27%	15%	21%	19%
Xenon	(38)%	(75)%	(75)%	(38)%	(38)%
Other	3%	(25)%	(29)%	(18)%	(20)%

Total Revenues	7%	(13)%	(19)%	3%	2%

Lantheus Holdings, Inc. and subsidiaries

Reconciliation of Revenues to Revenues Excluding the Impact of Foreign Currency

(dollars in thousands – unaudited)

	Three Months Ended March 31, 2016
	International Net Sales	Total Net Sales
Net sales, as reported	$11,541	$76,474
Currency impact as compared to prior period	765	765

Net sales, excluding the impact of foreign currency	$12,306	$77,239

Lantheus Holdings, Inc. and subsidiaries

Reconciliations of As Reported Results to Non-GAAP Financial Measures

(dollars in thousands – unaudited)

	Three Months Ended March 31,
	2016	2015
Operating income
Operating income, as reported	$17,673	$11,378
Reconciling items impacting
Operating income:
Campus consolidation costs	—	3,610
Gain on sale of assets	(5,828)	—

Operating income, as adjusted	$11,845	$14,988

Operating income, as adjusted, as a percentage of net sales	15.5%	20.0%

	Three Months Ended March 31,
	2016	2015
Net income
Net income, as reported	$10,323	$375
Reconciling items impacting
Gross Profit:
Campus consolidation costs	—	77
Reconciling items impacting
Operating Expenses:
Campus consolidation costs	—	3,533
Gain on sale of assets	(5,828)	—

Net income, as adjusted	$4,495	$3,908

Net income, as adjusted, as a percentage of net sales	5.9%	5.2%

Net income, as adjusted, per common share
Basic	$0.15	$0.22
Diluted	$0.15	$0.21
Common shares
Basic	30,368,240	18,080,944
Diluted	30,372,691	18,404,393

Lantheus Holdings, Inc. and subsidiaries

Reconciliation of As Reported Results to Non-GAAP Financial Measures

(dollars in thousands – unaudited)

	Three Months Ended March 31,
	2016	2015
EBITDA
Net income, as reported	$10,323	$375
Interest expense, net	7,018	10,623
Provision for income taxes	94	1
Depreciation	2,007	5,688
Amortization and accretion	2,106	1,896

EBITDA	21,548	18,583
Reconciling items impacting
EBITDA:
Stock-based and other compensation	572	277
Legal fees relating to business interruption claim	4	17
Asset write-off	497	180
Severance and recruiting costs	669	97
Sponsor fee and other	—	571
Gain on sale of assets	(5,828)	—
New manufacturer costs	900	862

Adjusted EBITDA	$18,362	$20,587

Adjusted EBITDA as a percentage of net sales	24.0%	27.5%

Lantheus Holdings, Inc. and subsidiaries

Reconciliation of Free Cash Flow

(dollars in thousands – unaudited)

	Three Months Ended
	March 31, 2016	March 31, 2015
Net cash provided by operating activities	$3,780	$15,157
Capital expenditures	(1,652)	(3,498)

Free cash flow	$2,128	$11,659

Lantheus Holdings, Inc. and subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands – unaudited)

	March 31, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$38,880	$28,596
Accounts receivable, net	39,896	37,293
Inventory	15,541	15,622
Other current assets	5,721	3,851
Assets held for sale	—	4,644

Total current assets	100,038	90,006
Property, plant and equipment, net	85,324	86,517
Capitalized software development costs, net	8,615	9,137
Intangibles, net	19,235	20,496
Goodwill	15,714	15,714
Other long-term assets	20,337	20,509

Total assets	$249,263	$242,379

Liabilities and stockholders’ deficit
Current liabilities
Current portion of long-term debt	$3,650	$3,650
Line of credit	—	—
Accounts payable	12,984	11,657
Accrued expenses and other liabilities	14,845	18,502
Liabilities held for sale	—	1,715

Total current liabilities	31,479	35,524
Asset retirement obligation	8,417	8,145
Long-term debt, net	349,349	349,858
Other long-term liabilities	34,237	34,141

Total liabilities	423,482	427,668

Stockholders’ deficit	(174,219)	(185,289)

Total liabilities and stockholders’ deficit	$249,263	$242,379

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